Exhibit 10.10

Maurice M. Taylor, Jr. Employment Agreement Amendment - December 30, 2010

The Employment Agreement dated April 28, 2006 and amended October 1, 2008, under "Section 3, Direct Compensation", "Special Performance Award" is hereby extended and amended.  The Executive's Special Performance Award is extended and if the stock price has increased above $1.00 per share, the difference above $15.75 per share, if any, shall be multiplied by 1,250,000 and paid to the Executive as he instructs.  If the Executive dies while still employed, the Special Performance Award will be paid to the Executive's estate.  The Special Performance Award will continue until exercised by the Executive or the Executive leaves the company.